Exhibit 10.23

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of the 31st day of May, 2014 (the “Effective Date”) by and between National Loan Exchange, Inc., an Illinois corporation (“Company”) and David Ludwig (“Executive”).

Executive is skilled in business and financial matters as they relate to the business of purchasing and selling distressed financial assets and facilitating such purchases and sales. The parties hereto believe that it is in their respective interests to enter into an employment agreement whereby, for the consideration specified herein, Executive shall provide the services specified herein. Certain definitions are set forth in Section 7.

The parties hereto agree as follows:

Section 1. Employment.

(a) Employment Period. Company agrees to employ Executive and Executive accepts such employment for the period beginning on the Effective Date and ending on the fourth anniversary of the Effective Date (the “Employment Period”). The Employment Period will renew automatically on a year-to-year basis thereafter, unless either party gives notice of non-renewal not less than sixty (60) days prior to an anniversary of the Effective Date. The Employment Period will end on an earlier date if Executive’s employment is terminated in accordance with Section 2 (the date of termination or non-renewal being hereinafter called the “Termination Date”).

(b) Position and Duties.

(i) During the Employment Period, Executive shall serve as President of Company and Executive shall report to Ross Dove so long as Ross Dove is still employed or otherwise affiliated with the Company. Should Ross Dove no longer be employed or otherwise affiliated with the Company, then Executive shall report to Ross Dove’s successor provided Executive approves of reporting to such successor, otherwise, should Executive not approve of reporting to such successor, then Executive shall report directly to Allan Silber. Executive shall perform all duties and shall have all duties and powers which are commonly and reasonably incident to his office as determined based upon Executive’s past conduct as President of Company, as well as all powers that are reasonably delegated (given Executive title as stated in this paragraph and past conduct with regard to his role as President of the Company) to Executive by Company’s Board of Directors.

(ii) Executive shall devote substantially all of his business time and attention to the business and affairs of Company given the Executive’s title as stated herein, except for permitted vacation periods in accordance with Company’s policy, periods of illness or other incapacity, and reasonable time spent with respect to civic and charitable activities, provided that none of such activities materially interfere with Executive’s duties to Company or its Affiliates. Executive shall comply will all policies and procedures of Company and its Affiliates, as applicable, including the written code of ethics of Heritage Global, Inc., the corporate parent of Company (“Heritage”), as will be delivered to Executive prior to the Effective Date.

(c) Salary and Benefits.

(i) During the Employment Period, Company shall pay Executive a base salary at the rate of no less than $400,000 per annum (the “Base Salary”) in accordance with the regular payroll practices of Company with respect to executive officers of Company. Company’s Board of Directors shall review the Base Salary annually for potential increases of the Base Salary, but shall in no event reduce it.

(ii) During the Employment Period, Executive will be entitled to participate in all health and welfare benefit plans and practices maintained by Heritage for its employees generally in accordance with the terms of such plans and practices as in effect from time to time, and in any other insurance, health, retirement or welfare benefit plans, programs and practices which Heritage generally provides to its executives from time to time. Executive will be entitled to credit for his years of previous service with Company for purposes of determining Executive’s benefits under Company’s benefit plans.

(iii) During the Employment Period, Executive will be entitled to participate in Heritage’s stock option plan and Company will discuss with Executive the terms and conditions of any grant of stock options and such terms and conditions will be negotiated among Heritage, Company and Executive within a reasonable period after the Effective Date.

(iv) During the Employment Period, Company shall pay the reasonable costs of Executive’s membership in the Sunset Hills Country Club located in Edwardsville, Illinois.

(d) Expenses. Company shall pay or reimburse Executive (at Company’s option) in accordance with Company’s then-current policies for fully-documented (in accordance with the Company’s policies) reasonable and necessary expenses and other disbursements incurred by Executive for or on behalf of Company in the performance of his duties hereunder, including, without limitation, travel on behalf of or in connection with his services for Company in a manner customary for Company’s executives, including food and lodging expenses while Executive is away from home performing services for Company.

(e) Workplace and Work Schedule. Executive’s workplace will be located in Edwardsville, Illinois, or such other office or offices as are approved by Company. Executive is entitled to such holidays as are established by Company’s policies.

(f) Vacation. Executive is entitled to 4 weeks of paid vacation per year of employment at Executive’s then applicable Base Salary (prorated for the period of vacation), which may be taken in various periods, subject to Company’s reasonable needs.

Section 2. Termination of Employment.

(a) Termination Due to Death or Disability of Executive. Company may terminate Executive’s employment during the Employment Period due to his death or Disability. If Executive dies during the Employment Period, the Termination Date will be deemed to be the date of his death.

(b) Termination by Company for Cause. Company may terminate the employment of Executive immediately at any time during the Employment Period for Cause by giving him a Notice of Termination.

(c) Termination without Cause. Both Company and Executive may terminate Executive’s employment at any time during the Employment Period without Cause by giving the other party a Notice of Termination at least thirty (30) days prior to the Termination Date.

(d) Termination by Executive for Good Reason. Executive may terminate his employment during the Employment Period for Good Reason by providing Company a Notice of Termination. For the purposes of this Agreement, a Notice of Termination for Good Reason shall mean a notice by Executive specifying the existence of one or more of the conditions described in Section 7(d) within forty-five (45) days after the initial existence of the condition. Upon receipt of that notice, Company shall have a period of thirty (30) days to remedy the condition or conditions specified in the Notice of Termination for Good Reason. The Notice of Termination for Good Reason must specify a Termination Date of not more than thirty (30) days after the last day of Company’s cure period. If Company remedies the condition within the thirty (30) day period, the Notice of Termination for Good Reason shall become ineffective and Company shall have no obligations under this Agreement as a result of it.

Section 3. Effect of Termination of Employment.

(a) Death or Disability; Termination by Company for Cause; Termination by Employee without Cause. If Executive’s employment is terminated due to death or Disability pursuant to Section 2(a), or for Cause pursuant to Section 2(b), or by Executive without Cause pursuant to Section 2(c), then neither Executive nor his beneficiary or estate will have any further rights or claims against Company or its Affiliates under this Agreement, except the right to receive:

(i) the earned but unpaid portion, if any, of the Base Salary, computed on a pro-rata basis through the Termination Date (based on the actual number of days elapsed over a year of 365 or 366 days, as applicable); and

(ii) any outstanding amounts owed to Executive, if any, pursuant to Section1(d), which amount shall be paid within ninety (90) after Executive incurred such expense (collectively, the amounts paid under Sections 3(a)(i) and 3(a)(ii) are referred to herein as the “Accrued Compensation” ).

(b) Without Cause. If Executive’s employment is terminated by Company without Cause pursuant to Section 2(c), then neither Executive nor his beneficiary or estate shall have any further rights or claims against Company under this Agreement, except the right to receive:

(i) the Accrued Compensation; and

(ii) an amount equal to the amount of the Base Salary, payable in equal monthly installments and subject to Section 9(b), Executive would have received for the period commencing on the Termination Date and ending on the earlier of: (A) the last day of the Employment Period; and (B) the date on which Heritage satisfies in full its obligation to pay Executive any Earn-out Payments, as defined in the Stock Purchase Agreement.

(c) Good Reason. If Executive’s employment is terminated by Executive for Good Reason pursuant to Section 2(d), then neither Executive nor his beneficiary or estate shall have any further rights or claims against Company or its Affiliates, except the right to receive:

A. the Accrued Compensation; and

B. an amount equal to the amount of the Base Salary, payable in equal monthly installments and subject to Section 9(b), Executive would have received for the period commencing on the Termination Date and ending on the later of: (A) the last day of the Employment Period; (B) one year from the Termination Date; and (B) the date on which Heritage satisfies in full its obligation to pay Executive any Earn-out Payments, as defined in the Stock Purchase Agreement.

(d) Release. Executive acknowledges and agrees that the payments provided for in Sections 3(b)(ii) and 3(c)(ii) constitute liquidated damages for any claim of breach of contract under this Agreement as it relates to termination of Executive’s employment during the Employment Period without Cause pursuant to Section 2(c) or with Good Reason pursuant to Section 2(d). Notwithstanding the foregoing, as a condition to receiving the payments set forth in Section 3(b)(ii) or Section 3(c)(ii), Executive shall execute and agree to be bound by an agreement, in form and substance reasonably satisfactory to Company (the “Release”), relating to the waiver and general release of any and all claims arising out of or relating to Executive’s employment and termination of employment. Company will have no obligation to make the payments contemplated under Section 3(b)(ii) or Section 3(c)(ii), as the case may be, if Executive fails to execute such Release or seeks to revoke such Release before it becomes effective. In addition, if Executive violates the terms of Section 4, the continuing obligations of Company to make the payments contemplated under Section 3(b)(ii) or Section 3(c)(ii), as the case may be, shall immediately terminate.

Section 4. Restrictions.

(a) Executive shall at all times, both during the Employment Period and for a period of twenty-four (24) months following the Termination Date (or, with respect to any trade secret, for so long as such trade secret retains its status as such under applicable law), keep strictly confidential and not use or disclose to any third party any trade secret, information, knowledge or data not generally known to the public which Executive may have learned, discovered, developed, conceived, originated, prepared or received prior to, during or as a result of Executive’s employment by Company or any Affiliate with respect to the operations, businesses, affairs, products, services, technology, intellectual properties, Agents, customers, clients, pricing of products or services, policies, procedures, accounts, personnel, concepts, format, style, techniques or software of Company or any Affiliate, including the Intellectual Property Rights (defined below) of Company or its Affiliates (“Proprietary Information”). Executive acknowledges that Proprietary Information includes, without limitation, the business or other needs, requirements, preferences or other information relating to Agents and customers of Company or any Affiliate, acquisition targets of Company or any Affiliate and all information or data collected by Company with reference thereto. Executive shall comply with any and all procedures which Company may adopt from time to time to preserve the confidentiality of any trade secret or other confidential and proprietary information. Immediately upon the Termination Date, Executive shall, at the option of Company (i) return to Company all Proprietary Information he has received or obtained, regardless of how recorded, including all copies thereof made by him or any employee, agent or advisor of or to him or (ii) destroy (or cause to be destroyed) all materials incorporating or based on such Proprietary Information. In each case, Executive shall certify in writing that the foregoing has been completed. Company may, in its sole discretion, upon or after the Termination Date, notify Executive’s new employer, clients or other parties that Executive has had access to certain trade secrets or other confidential and proprietary information which Executive is under a continuing obligation not to use or disclose. Notwithstanding the foregoing, Executive may disclose Proprietary Information pursuant to an order of a court or governmental agency, provided that Executive notifies Company and affords it an opportunity to oppose such order, and provided further that Executive limits its disclosure to only such Proprietary Information as is required to be disclosed. Notwithstanding the foregoing, “Proprietary Information” shall not include any information that is or becomes generally available to the public other than as a result of a disclosure by the Executive.

(b) In order to protect Company from unfair competition and to prevent the unauthorized disclosure or use of the Proprietary Information, both during the Employment Period and for a period of twenty-four (24) months following the Termination Date, Executive shall not, within the Restricted Territory (defined below), directly or indirectly engage in or become associated with any Competitive Activity (defined below). Executive will be considered to have become “associated with a Competitive Activity” if he becomes, directly or indirectly, involved as an owner, employee, employer, consultant, principal, officer, director, independent contractor, agent, partner, advisor or in any other capacity, with or without compensation, calling for the rendition of personal services with any Person that is engaged in a Competitive Activity; provided, however, that Executive will not be prohibited from passive ownership of less than five percent (5%) of any publicly traded corporation that is in competition with Company. “Competitive Activity” means (i) engaging in the business of purchasing and selling distressed financial assets, facilitating such purchases and sales or (ii) engaging in any other services being offered or planning to be offered by Company or its Affiliates, on or before the Termination Date. “Restricted Territory” means the United States, Canada and anywhere else in the world that Executive has conducted or promoted the business of Company or its Affiliates prior to the Termination Date. In the alternative, and only if the above territory is deemed by a court of competent jurisdiction to be unreasonable or otherwise invalid or unenforceable, then the Restricted Territory means New York State, California, Illinois, Colorado and any other state or province in which Executive maintained an office or otherwise provided services for Company during the term of this Agreement. Notwithstanding anything in this Agreement to the contrary, in no event shall a restriction set forth in this Section 4(b) remain in effect after the Termination Date if Executive’s employment is terminated by Company without Cause pursuant to Section 2(c) or if Executive’s employment is terminated by Executive for Good Reason pursuant to Section 2(d).

(c) In order to protect Company from unfair competition and to prevent the unauthorized disclosure or use of the Proprietary Information, both during the Employment Period and for a period of twenty-four (24) months following the Termination Date, Executive shall not, directly or indirectly, for his own account or as a partner, joint venturer, employee, agent, or consultant: (i) employ as an employee, engage as an independent contractor or agent or otherwise retain or solicit or seek to so employ, engage, retain or solicit any person who, during any portion of the two (2) years prior to the Termination Date was, directly or indirectly, employed as an employee, engaged as an independent contractor or Agent or otherwise retained by Company or any Affiliates; (ii) induce any Person to leave his or her employment with Company or any Affiliates, terminate an independent contractor or Agent relationship with Company or terminate or reduce any contractual relationship with Company or any Affiliates; or (iii) directly or indirectly induce or influence any Agent, customer, supplier, or other person that has a business relationship with Company or any Affiliates to discontinue or reduce the extent of such relationship.

(d) Both during and after the Employment Period, except as required by applicable law or compelled by legal process, neither Executive nor anyone acting on his behalf will (i) make any derogatory, disparaging or critical statement about Company or its Affiliates, or any of their present or former officers, directors, employees, shareholders or (ii) without the prior written consent of Company, communicate, directly or indirectly, with the press or other media concerning Company or its Affiliates, or the present or former employees or business of Company or its Affiliates (other than incidental references to Company or its Affiliates or their business which are non-specific in nature and included as a part of Executive’s general market observations). Further, Company agrees that, both during and after the Employment Period, except as required by applicable law or compelled by legal process, neither Company nor anyone acting on its behalf will (i) make any derogatory, disparaging or critical statement about Executive or (ii) without the prior written consent of Executive, communicate, directly or indirectly, with the press or other media concerning Executive.

(e) All works of authorship, processes, improvements, formulations, ideas, inventions, designs and discoveries, whether patentable or not and all patents, copyrights, trademarks, trade secrets, and other intangible rights that may be or have been conceived or developed by Executive either alone or with others, during the Employment Period or any extension or renewal thereof, whether or not conceived or developed during working hours, and with respect to which any equipment, supplies, facilities, or trade secret information of Company or any Affiliate was used, or that related to the business of Company or any Affiliate or to Company’s or any Affiliate’s actual or demonstrably anticipated research and development, or that result from any work performed by Executive for Company or any Affiliate (collectively “Intellectual Property Rights”), will be the sole property of Company. Notwithstanding anything herein to the contrary, as provided in the Employee Patent Act, 765 Ill. Comp. Stat. Ann. 1060/2, this Section 4(e) does not apply to an invention for which no equipment, supplies, facility, or trade secret information of Company or any Affiliate was used and which was developed entirely on the Executive's own time, unless (i) the invention relates (A) to the business of Company or any Affiliate, or (B) to Company’s or any Affiliate’s actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by Executive for Company or any Affiliate.

(f) All Intellectual Property Rights that are subject to copyright protection and reduced to tangible form in whole or in part by Executive in the course of his employment shall be deemed to be a “work made for hire” as that term is used in 17 U.S.C. 101 et seq., and Executive shall take all actions reasonably requested by Company in order for Company to obtain or register copyrights in such material. To the extent not a “work made for hire,” Executive hereby assigns to Company the entire right, title, and interest in and to all Intellectual

Property Rights which are to be the property of Company or any Affiliate under Section 4(e). To the extent such Intellectual Property Rights cannot be assigned to Company, Executive hereby grants Company an exclusive, worldwide, royalty free, perpetual, irrevocable and fully sub-licensable license to use and exploit such Intellectual Property Rights, in Company’s sole discretion, in all media now known and hereafter discovered as though Company were owner thereof. Upon request of Company, whether during or following Executive’s employment, Executive shall execute all such assignments, oaths, declarations, and other documents as may be prepared by Company to effect the purposes of this paragraph. Upon request of Company from time to time, whether during or following Executive’s employment, Executive shall provide Company with all information, documentation, assistance, and other acts that Company reasonably may request to evidence, perfect, enforce, transfer, or defend Company’s proprietary rights in, to, or based upon Intellectual Property Rights which are to be the property of Company or any Affiliate under Section 4(e). Executive shall provide all such information, documentation, assistance, and other acts for no additional consideration other than actual and necessary out-of-pocket expenses that are incurred at Company’s request. Executive hereby irrevocably designates and appoints Company as his attorney-in-fact and agent to act for and on his behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of this paragraph with the same legal force and effect as if executed by Executive.

(g) Executive shall abide by policies related to his employment by Company applicable to comparable executives as they are promulgated by Company from time to time.

(h) Because the breach or attempted or threatened breach of this Section 4 will result in immediate and irreparable injury to Company for which Company will not have an adequate remedy at law, Company shall be entitled, in addition to all other remedies, to a decree of specific performance thereof and to a temporary and permanent injunction enjoining such breach, without the necessity of posting bond or furnishing any similar security. The parties acknowledge that the restrictions set forth in Sections 4(b), (c), and (d) are made in connection with the sale of a business. The parties’ obligations under this Section 4 will survive any termination of Executive’s employment or this Agreement.

Section 5. Acknowledgments By Executive.

Executive understands that the restrictions contained in Section 4 are being entered into in connection with the sale of the outstanding stock of the Company, pursuant to the Stock Purchase Agreement, and may limit the ability of Executive to earn a livelihood in a competing business. Executive nevertheless believes that Executive has received and will receive sufficient consideration and other benefits as an employee and Seller of Company and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given the education, skills and ability of Executive), Executive does not believe would prevent him from earning a livelihood. Executive further acknowledges that this Agreement would not have been entered into and the benefits described in Section 1 and Section 3 would not have been promised in the absence of Executive’s promises under Section 4.

Section 6. Tax Withholding and Set off.

Company may withhold from any compensation or severance payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling. Company shall have the right to set off any payments owed to Executive under this Agreement against amounts owed to Company or its Affiliates by Executive; provided, however, that such set off shall be made only if the set off does not cause the imposition of tax or additions to tax pursuant to section 409A(a)(1) of the Code. Notwithstanding anything herein to the contrary, Executive shall be treated as an “employee” for federal and state tax purposes and also for purposes of any other state or federal laws governing unemployment compensation, disability benefits or similar such law.

Section 7. Definitions.

(a) “Affiliate” means any other Person controlling, controlled by, or under common control with Company, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract, or otherwise.

(b) “Agent” means any Person which has received or is entitled to receive a commission from Company related to the sale or marketing of Company’s products or services.

(c) “Cause” means actions or omissions by Executive: (i) constituting fraud, larceny, embezzlement, conversion or otherwise involving the misappropriation of assets of Company or any Affiliate or any other illegal conduct with respect to Company or any Affiliate which acts are harmful to, either financially, or to the business reputation of, Company or any Affiliate, in each case involving an amount in excess of $5,000 individually or in the aggregate; (ii) constituting gross negligence or intentional misconduct which damages the Company or any Affiliate, in each case involving an amount in excess of $5,000 individually or in the aggregate;

(iii) resulting in a conviction (or a plea of guilty or no contest) for any felony or any crime of moral turpitude; (iv) constituting habitual alcohol or substance abuse; (v) constituting a material breach of this Agreement which, if curable, is not cured within fifteen (15) days after receipt of written notice thereof; (vi) constituting a material failure by Executive to perform his duties, which nonperformance continues after written notice thereof and a fifteen (15) day chance to cure; (vii) resulting in an unauthorized breach of the Heritage’s Code of Conduct; (viii) constituting a breach of the fiduciary duty owed by Executive to Company or any Affiliate which, if curable, is not cured within fifteen (15) days after receipt of written notice thereof; or (ix) otherwise constituting a material breach of this Agreement or the Stock Purchase Agreement that is not cured within any applicable cure period.

(d) “Disability” means that Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of Company. Disability shall be determined by a physician acceptable to both Company and Executive, or, if Company and Executive cannot agree upon a physician within fifteen (15) days after Company claims that Executive is suffering from a Disability, by a physician selected by two (2) physicians, one designated by each of Company and Executive. Executive’s failure to submit to any physical examination by any such physician after such physician has given reasonable notice of time and place of such examination shall be conclusive evidence of Executive’s Disability.

(e) “Good Reason” means, during the Employment Period and without Executive’s consent: (i) a material diminution of Executive’s title, position or responsibilities; (ii) a material reduction in the Base Salary; and (iii) any other action or inaction by Company that constitutes a material breach of this Agreement or the Stock Purchase Agreement that is not cured within any applicable cure period.

(f) “Notice of Termination” means a written notice that indicates the Termination Date, the specific termination provision in this Agreement relied upon, and the facts and circumstances, if any, claimed to provide a basis for such termination.

(g) “Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

Section 8. Notices.

Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and. return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated:

If to Company:	National Loan Exchange, Inc. c/o Heritage Global, Inc.
12625 High Bluff Drive, Suite 211
San Diego, CA 92130
Attention: Ross Dove

with a copy to:	1 Toronto St., Suite 700
Toronto, ON M5C 2V6
Facsimile: (416) 866-3061
Attention: Allan Silber and James Sklar

If to Executive:	10 Sunset Hills Professional Center
Edwardsville, IL 62025

with a copy to:	Byron Carlson Petri & Kalb, LLC
411 St. Louis Street
P.O. Box 527
Edwardsville, IL 62025
Facsimile: (618) 655-4004
Attention: Christopher W. Byron

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or sent or, if mailed, five days after deposit in the U.S. or Canadian mail.

Section 9. Section 409A Savings Clause.

(a) Application of Section 409A. To the extent of any compliance issues or ambiguous terms, this Agreement shall be construed in such a manner so as to comply with the requirements of section 409A of the Code, and the rules set forth in this Section 9 shall apply with respect to any payments that may be subject to section 409A of the Code notwithstanding any other provision of this Agreement.

(b) Timing of Payments. Notwithstanding the applicable provisions of this Agreement regarding the timing of payments, any payment due hereunder which is contingent upon receipt of the Release described in Section 3(e) shall be made, if at all, in accordance with this Section 9(b), and only if Executive has delivered to Company a properly executed Release for which all legally mandated revocation rights of Executive have expired prior to the sixtieth (60th) day following the Termination Date. Any such payment shall be made after receipt of such executed and irrevocable Release within such sixty (60) period, unless otherwise scheduled to be made after such period pursuant to the terms of this Agreement; provided, however, if the sixty (60) day period for such payments begins in one taxable year of Executive and ends in a second taxable year of Executive, any payments otherwise payable within such sixty (60) day period will be made in the second taxable year. Any payments due after such sixty (60) day period shall be payable in accordance with their regularly scheduled payment date. All payments hereunder are subject to any required delay pursuant to Section 9(c), if applicable. If Company does not receive a properly executed Release, for which all rights of revocation have lapsed, prior to the time specified in this Section 9(b), Executive shall forfeit all rights to any payments under Sections 3(c)(ii) and 3(d)(ii) of this Agreement.

(c) Delayed Payments.

(i) Notwithstanding any other payment schedule provided herein to the contrary, if, and only if, Executive is deemed on the Termination Date to be a “specified employee” within the meaning of that term under section 409A(a)(2)(B) of the Code, then the terms of this Section 9(c) shall apply as required by section 409A of the Code. Any payment that is considered deferred compensation under section 409A of the Code payable on account of a “separation from service” shall be made on the date which is the earlier of (y) the expiration of the six (6) month period measured from the date of such “separation from service” of Executive or (z) the date of Executive’s death (the “Delay Period”) to the extent required under section 409A of the Code. Upon the expiration of the Delay Period, all payments delayed pursuant to the immediately preceding sentence (whether they otherwise would have been payable in a single sum or in installments in the absence of such delay) shall be paid to Executive in a lump sum by Company, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

(ii) To the extent that any benefits to be provided during the Delay Period are considered deferred compensation under section 409A of the Code provided on account of a “separation from service,” and such benefits are not otherwise exempt from section 409A of the Code, Executive shall pay the cost of such benefits during the Delay Period, and Company shall reimburse Executive, to the extent that such costs otherwise would have been paid by Company or to the extent that such benefits otherwise would have been provided by Company at no cost to Executive, Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by Company in accordance with the procedures specified herein.

(d) Separation from Service. For purposes of this Agreement, the phrase termination of employment or any similar term or phrase shall mean Executive’s “Separation from Service” as defined by the default provisions of Treas. Reg. § 1.409A-1(h).

(e) Series of Payments. For purposes of the application of Treas. Reg. §1.409A-1(b)(4) (or any successor provision), each payment in a series of payments to Executive will be deemed a separate payment.

(f) Additional Section 409A Provisions. For purposes of section 409A of the Code, (i) Executive may not, directly or indirectly, designate the calendar year of any payment; (ii) no acceleration of the time and form of payment of any nonqualified deferred compensation to Executive or any portion thereof, shall be permitted; and (iii) to the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement may constitute nonqualified deferred compensation (within the meaning of section 409A of the Code, (A) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (B) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by section105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(g) No Liability for Damages. While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under section 409A of the Code, in no event whatsoever shall the Company or any of its Affiliates be liable for any additional tax, interest, or penalties that may be imposed on Executive as a result of Section 409A of the Code or any damages for failing to comply with section 409A of the Code.

Section 10. General Provisions.

(a) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect anyother provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. Notwithstanding the foregoing, if the scope of any provision in Section 4 is found to be too broad to permit enforcement of such provision to its full extent, the parties consent to judicial modification of such provision and enforcement to the maximum extent permitted by law.

(b) Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(c) Counterparts. This Agreement may be executed in separate counterparts (and the same may be delivered by means of facsimile or PDF file), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(d) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, Company and their respective successors and assigns; provided that the rights and obligations of Executive under this Agreement shall not be assignable.

(e) Choice of Law; Venue. This Agreement will be governed by and construed in accordance with the laws of the State of Illinois, without regard to conflict of laws principles. Exclusive venue for any action arising out of or related to this Agreement will be in state court located in Madison County or the United States District Court for the Southern District of Illinois located in East St. Louis, Illinois, and each party consents to the jurisdiction of such courts and waives any defense based on lack of personal jurisdiction or inconvenient forum.

(f) Waiver of Jury Trial. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT BE TRIED BY JURY. EACH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS RIGHT TO DEMAND TRIAL BY JURY.

(g) Amendment and Waiver. The provisions of this Agreement may be amended and/or waived only with the prior written consent of Company and Executive.

(h) Insurance. Company, at its discretion, may apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered available. Executive agrees to cooperate in any medical or other examination, supply any information, and to execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. Executive hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for men of his age and condition.

(i) Independent Legal Advice. Executive acknowledges that he has had the opportunity to seek independent legal and tax advice in his review of this Agreement, and that he has not relied on any statements by Company or its Affiliates, or their legal counsel with regard to the same.

*   *   *   *

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the Effective Date.

COMPANY:

NATIONAL LOAN N EXCHANGE, INC.

By:	/s/ David Ludwig
Name:	David Ludwig
Title:	President

EXECUTIVE:

/s/ David Ludwig
DAVID LUDWIG

[SIGNATURE PAGE TO LUDWIG EMPLOYMENT AGREEMENT]